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                                                                 EXHIBIT (10.14)

                        FIRST OAK BROOK BANCSHARES, INC.

                        SENIOR EXECUTIVE INSURANCE PLAN
                        -------------------------------


     The First Oak Brook Bancshares, Inc. Senior Executive Insurance Plan (the
Plan) is established this 11th day of March, 1996, pursuant to the unanimous review and approval of the Stock Option Advisory Committee consisting of independent directors, Miriam Lutwak Fitzgerald, Chairman, Alton M. Withers and Geoffrey R. Stone.

1. The Board of Directors of First Oak Brook Bancshares, Inc. (the "Company") by its Stock Option Advisory Committee acting independently, has determined that it is in the best interest of the Company to terminate the current term insurance policies being maintained on senior executives, Eugene P. Heytow, Frank M. Paris and Richard M. Rieser, Jr. (Senior Executive(s)); it being determined that the escalating expense of these policies should be eliminated and replaced by this Plan created to provide alternative insurance benefits for said Senior Executives at a fixed cost to the Company.

2. The Plan establishes a fixed annual payment (less applicable withholding taxes) to the Senior Executives to be used by them to pay the costs of insurance premiums on specified insurance policies. The payments shall be made upon inception of the policies and on each anniversary thereof, provided the Company's obligations hereunder have not terminated pursuant to paragraph 5 below.

3. The schedule of insurance coverage and annual payments for each Senior Executive is as follows:

         Eugene P. Heytow
         Company: Federal Kemper Life Assurance Company Policy #FK5154589 Amount of Death Benefits: $1,500,000.00
         Annual Payment:            $   44,840.00

         Frank M. Paris
         Company:  The Northwestern Mutual Life Insurance Company Policy
                   #13517090
         Amount of Death Benefits:  $1,000,000.00
         Annual Payment:            $   28,320.00

         Richard M. Rieser, Jr.
         Company:  The Northwestern Mutual Life Insurance Company Policy
                   #13575688
         Amount of Death Benefits:  $1,510,000.00
         Annual Payment:            $   44,840.00
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4.  The Company will have no ownership interest in any of the insurance policies, nor any residual or collateral interest in any premiums paid or cash surrender value. The Senior Executives or their designees will have all rights of ownership of said policies and can exercise said rights without qualification or restriction by the Company.

5. The Company's obligation to pay the annual payments set forth above is irrevocable and can not be altered or amended by further action of the Board of Directors, Stock Option Advisory Committee or any other committee of the Company without the consent of the affected Senior Executive. The Company's obligation will cease as to a Senior Executive only upon, (a) the termination of the Senior Executive's employment with the Company, whether voluntary or involuntary, subject to the Company's continuing obligations under any employment or other agreement, (b) the cancellation of the insurance policy on the Senior Executive's life, (c) the death of the Senior Executive, or (d) at such time as the annual payments have resulted in a fully paid-up policy (or would have resulted in a fully-paid up policy based on the assumptions in effect at the inception of the policy and assuming no withdrawals or loans were taken therefrom).


FIRST OAK BROOK BANCSHARES, INC.
STOCK OPTION ADVISORY COMMITTEE


MARCH 11, 1996